                                                                   Exhibit 10.03

                              ENDORSEMENT AGREEMENT

            This Endorsement Agreement ("Agreement") is made and entered into as of December 22, 1994, by and among the following parties, with respect to the services of Kathy Ireland ("KI"):

                  (a) Kathy Ireland, Inc. ("KI Inc."), furnishing the services of KI, Federal I.D. #953884612, c/o The Sterling/Winters Co., 1900 Avenue of the Stars, Suite #16-10, Los Angeles, California 90067;

                  (b) The Sterling/Winters Co. ("SW"), 1900 Avenue of the Stars, Suite #640, Los Angeles, California 90067;

                  (c) Moretz Mills, Inc. ("Moretz"), 514 West 21st Street, P.O. Box 580, Newton, North Carolina 28658; and

                  (d) Dynamic Classics, Ltd. ("Dynamic"), 95 Mayhill Street, Saddlebrook, New Jersey 07662.

            xv. Recitals. Dynamic desires to create a brand of exercise equipment utilizing the name of KI, which is intended to replace its current Shapeshop and Flexshop brandnames. The brandname for this new brand of exercise equipment has yet to be determined but, for purposes of this Agreement, it shall be referred to as the "KI Brand." Dynamic anticipates that sales of the KI Brand exercise equipment will reach between $8,000,000 to $10,000,000 during the period commencing 7/1/96 and ending 4/15/97, and $15,000,000 to $20,000,000 during the period commencing 7/1/97 and ending 4/15/98. Dynamic's sales efforts in connection with the KI Brand exercise equipment will be targeted toward major mass market retailers, home shopping networks, and other widely-accepted channels of distribution. KI, Inc. desires to provide the services of KI in connection with the endorsement of the KI Brand exercise equipment. Therefore, Dynamic hereby engages the services of KI, and KI Inc. hereby agrees to loan the services of KI, on all of the terms and conditions set forth herein.

            xvi. Term. The term of this Agreement shall commence December 22, 1994 and expire on June 30, 1996 ("the Initial Term"). Dynamic is hereby granted the following options to renew the term of this Agreement:

                  (a) One option for an additional two-year period commencing July 1, 1996 and ending June 30, 1998 ("Option Period #1"); and

------------------

                  (b) A second option for an additional two-year period commencing July 1, 1998 and ending June 30, 2000 ("Option Period #2").

Each option must be exercised by written notice given not less than ninety (90) days prior to the commencement date of the option period.

            xvii. Endorsement. KI Inc. agrees that KI shall endorse Dynamic's KI Brand of exercise equipment. KI Inc. shall have the absolute right to approve the brandname for such line of exercise equipment. The brandname for such line of equipment, once determined, shall be the joint property of Dynamic and KI Inc., and Dynamic shall have no right to use such brandname beyond the term of this Agreement, as lawfully extended pursuant to paragraph 2 hereof.

            xviii. Personal Appearances.

                  (a) USA Appearance. KI will make one (1) personal appearance on behalf of Dynamic within the United States, which shall be at the Dynamic booth for The Super Show, held on February 5, 1995, at Atlanta, Georgia. Such appearance shall be for the purpose of signing autographs and shall last for a period of one (1) hour.

                  (b) Other Appearance. SW, on behalf of KI Inc. and KI, will grant Dynamic two (2) additional one-half day appearance by KI on behalf of Dynamic within the United States. It is contemplated that such appearances will be on home shopping network programs, or other such channels of distribution as shall be approved by SW on behalf of KI Inc. and KI. Such appearances shall be
(i) requested by Dynamic upon not less than two (2) weeks prior notice, (ii) subject to KI's preexisting personal and professional commitments, and (iii) subject to the approval of SW, on behalf of KI, Inc. and KI.

                  (c) Travel. Travel expenses of KI in connection with all scheduled personal appearances under this Agreement, as well the travel expenses of KI's child's, the child's Nanny and an additional traveling companion of KI's choosing (collectively referred to as KI's "entourage"), shall be provided by Dynamic. KI and the members of her entourage shall travel via first class air and portal to portal limousine ground transportation. In addition, KI and the members of her entourage shall be lodged in first class hotel accommodations and all of them shall be reimbursed for all meals and other incidental expenses in connection with such appearances. All the above travel expenses of KI and the members of her entourage shall be billed directly to Dynamic. Notwithstanding the foregoing, if a personal appearance of KI is conducted jointly by Dynamic and Moretz, then all the above expenses shall be shared by Dynamic and Moretz on a 50/50 basis, although billed to Dynamic directly.

            xix. Photo Session. KI will participate in one (1) photo session at a mutually acceptable time and place. Said photo session shall be scheduled at KI's convenience upon not less than two (2) weeks prior notice, and shall be subject to KI's convenience upon not less than two (2) week prior notice, and shall be subject to KI's preexisting personal and professional commitments. Such photo session shall be two (2) consecutive days in duration, each day to consist of no more than eight (8) working hours; provided, however, that if necessary, and at Dynamic's option, such photo session may be extended to a third consecutive day to consist of no more than eight (8) working hours. The above photo shoot shall be produced by SW and all images produced from the photo shoot shall be the property of SW. The parties agree that all images from such photo session must be retouched at the expense of Dynamic.

            xx. Videotapes. Dynamic shall have the right to videotape KI's personal appearances on behalf of Dynamic under this Agreement and to use the approved videotape or portions thereof only for non commercial, trade consumer public relations purposes, and for no other purposes. Prior to the use of such videotape, KI, Inc. shall have the absolute right to approve the videotape.

            xxi. Name, Photograph and Likeness. Dynamic shall have the right to use KI's name, photograph, and likeness only in publicity releases, trade and consumer advertising and packaging relating to the KI Brand exercise equipment, subject to the terms of this Agreement, and for no other purpose. All photos, illustrations or other materials involving the name or likeness of KI which Dynamic desires to use (including all final retouched versions of photos and the particular negatives which might be used) shall be submitted to SW, care of Jon Carrasco, at the address set forth above, for approval on behalf of KI and KI, Inc., prior to any use of such materials. Any such materials submitted in the foregoing manner shall be approved or rejected within ten (10) days of its receipt by SW, and if no reply is received from SW within such ten (10) day period, then Dynamic shall have the right to assume SW's approval and use the materials submitted. SW agrees not to unreasonably withhold approval of such materials. Following approval of such materials, Dynamic shall submit three (3) units of each of such materials to SW upon their completion and printing. SW, on behalf of KI and KI, Inc., shall have the further absolute right to approve the content of the releases and advertising containing KI's photograph or likeness.

            xxii. Compensation. KI, Inc. shall be compensated for the services of KI in the manner set forth on Schedule A of this Agreement, attached hereto and incorporated herein by this reference.

            xxiii. Product Approval. In order to ensure the quality of the KI Brand of exercise equipment prior to any use of KI's name, photograph or likeness in connection with any such equipment, Dynamic shall submit one (1) product sample of the proposed equipment to Moretz, care of John Moretz, at the address set forth above, and one (1) sample of such equipment to SW, care of Jon Carrasco, at the approval or objection to the sample equipment within a reasonable time following actual receipt of the sample in question.

            xxiv. Account Executive Approval. KI, Inc. shall have the right to approve the person or persons charged with managing her account with Dynamic. An, notwithstanding any other provision of this Agreement to the contrary, if Marvin Cooper of Dynamic should leave Dynamic, KI, Inc. shall have the right to terminate this Agreement upon ten (10) days notice. If this Agreement is terminated pursuant to the immediately preceding sentence, all accrued benefits payable to KI, Inc. under this Agreement shall nevertheless be paid to KI, Inc. and all royalties due under this Agreement shall be prorated to the effective date of termination.

            xxv. Insurance. During the term of this Agreement, Dynamic shall maintain in effect, at its sole cost and expense, a comprehensive general liability and product liability insurance policy, as well as an errors and omissions policy covering all advertising, with minimum limits of $1,000,000 for each occurrence and $2,000,000, in the aggregate, naming KI, Inc. and KI as additional insureds. The carrier providing such coverage shall at all times maintain at least a B+ rating according to the A.M. Best rating service. Such insurance policy shall provide that it cannot be canceled or modified without the insured first giving KI, Inc. and KI at least thirty (30) days written notice. At the request of KI, Inc., Dynamic shall provide KI, Inc. with a copy of the applicable policy and a certificate confirming the existence of said insurance coverage.

            xxvi. Representations of Dynamic and Moretz. Dynamic and Moretz hereby represent to KI, Inc., that they have been and are in compliance with all licenses, permits and other governmental authorizations required for the conduct of their business as now being conducted or proposed to be conducted for the performance of this Agreement.

            xxvii. Additional Endorsers. During the term of this Agreement, Dynamic shall not utilize the services of any person to endorse, sell, market, or promote the KI Brand exercise equipment without prior written approval of SW, on behalf of KI, Inc. and KI.

            xxviii. Injunctive Relief. In the event of a breach of this Agreement, each of the parties shall be entitled to all remedies available to them at law or equity, including, without limitation, injunctive relief.

            xxvix. Accounting.

                  (a) For as long as Dynamic is obligated to pay royalties to KI, Inc., and for a period of one year thereafter, Dynamic shall keep separate true and accurate books and records in accordance with generally accepted accounting principles consistently applied in which there shall be reflected all sales of the products carrying the name and/or likeness of KI (the "Products(s)"), the gross, wholesale and retail selling price of each Product, and the amount of the royalty payable to KI, Inc. pursuant to this Agreement. Such books and records shall contain enough detail so as to enable KI, Inc. to ascertain the amount of all such royalties.

                  (b) Dynamic agrees to furnish to KI, Inc., within twenty-five
(25) days after the end of each month during which royalties are payable to KI, Inc., a statement, verified by a duly authorized representative of Dynamic, showing the computation of the royalty payable to KI, Inc. pursuant to this Agreement.

                  (c) For the sole purpose of verifying the figures reported in any statement or report furnished by Dynamic to KI, Inc. under this Agreement, a representative or representatives of KI, Inc. may, during the period for which royalties are payable to KI, Inc. and for a period of one (1) year thereafter, upon three (3) business days advance notice to Dynamic and not more than twice in any year, examine any or all of the books and records which Dynamic is required to maintain pursuant to subparagraph (a) of this paragraph and all other records, documents, and material in the possession of or under the control of Dynamic relevant to calculating royalties with respect to the subject matter of this Agreement. Such books of account, records and inventory records shall be made available to KI, Inc.'s representatives for examination at the premises of Dynamic during normal business hours.

            xxx. Miscellaneous Provisions.

                  (a) Merger. This Agreement supersedes any and all prior written or oral agreements between the parties.

                  (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

                  (c) Attorney's Fees. The prevailing party in any proceeding brought to enforce any provision of this Agreement shall be entitled to recover the reasonable fees and costs of its counsel, plus all other costs of such proceeding.

                  (d) Notices. All notices required to be given and all materials required to be submitted pursuant to this Agreement shall be made via certified or registered mail, postage prepaid, return receipt requested, at the addresses set forth in the recitals to this Agreement.

            IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

                                        KATHY IRELAND, INC.


                                        By
                                          ------------------------------
                                          KATHY IRELAND, President

                                        DYNAMIC CLASSICS, LTD.


                                        By
                                          ------------------------------
                                          MARVIN COOPER

                                        MORETZ MILLS, INC.


                                        By
                                          ------------------------------
                                          JOHN MORETZ

                                   SCHEDULE A

                                  COMPENSATION

I. Option to Purchase Common Stock. For and in consideration of the services of KI, Dynamic shall deliver to KI, Inc., concurrently with the execution of this Agreement, options to purchase the following shares of the common stock of Dynamic on the following terms:

      A. An option to purchase 25,000 shares of Dynamic common stock, vested as of December 22, 1994, which shall expire on December 22, 1996, the purchase price of such shares to be equal to the lowest price at which the common stock of Dynamic sold during such period prior to the exercise of the option.

      B. An option to purchase 25,000 shares of Dynamic common stock, vested as of January 15, 1996, which shall expire on January 15, 1998, the purchase price of such shares to be equal to the lowest price at which common stock of Dynamic sold during such period prior to the exercise of the option.

      C. In the event Dynamic renews this Agreement in accordance with the terms of paragraph 2 of this Agreement, an option to purchase 25,000 shares of Dynamic common stock, vested as of July 1, 1996, which shall expire on June 30, 1998, the purchase price of such shares to be equal to the lowest price at which the common stock of Dynamic sold during such period prior to the exercise of the option.

      D. In the event Dynamic renews this Agreement in accordance with the terms of paragraph 2 of this Agreement, an option to purchase 25,000 shares of Dynamic common stock vested as of July 1997, which shall expire on June 30, 1999, the purchase price of such shares to be equal to the lowest price at which the common stock of Dynamic sold during such period prior to the exercise of the option.

II. Royalties. As additional compensation for the services of KI, Dynamic shall pay KI, Inc. the greater of the "Minimum Royalty Guarantee," set forth below, or the "Maximum Royalty," set forth below.

      A. The minimum Royalty Guarantee shall be the following amount for the following periods, payable on the dates shown:

            1. For the Initial Term of this Agreement, the Minimum Royalty Guarantee shall be $125,000, payable as follows: $75,000 upon the signing of this Agreement, $25,000 on 9/15/95 and $25,000 on 1/15/96.

            2. For Option Period #1 of this Agreement, the Minimum Royalty Guarantee shall be $350,000, payable as follows: $37,500 on each of the following dates: 7/1/96, 1/15/97 and 4/15/97; and $50,000 on each of the following dates: 7/1/97, 10/1/97, 1/15/98 and 4/15/98.

            3. For Option Period #2 of this Agreement, the Minimum Royalty Guarantee shall be $462,000, payable as follows: $55,000 on each of the following dates: 7/1/98, 10/1/98, 1/15/99 and 4/15/99; and $60,500 on each of the following dates: 7/1/99, 10/1/99, 1/15/2000 and 4/15/2000.

      B. The Maximum Royalty shall be as follows:

            1. As to hand held or light-weight equipment carrying the name and/or likeness of KI: 4% of gross sales of such equipment per contract year during the term of this Agreement; plus

            2. As to heavy equipment carrying the name and/or likeness of KI: 4% of the first three million dollars in gross sales from such equipment per contract year during the term of this Agreement; 3% of the next $3,000,000 in gross sales from such equipment per contract year during the term of this Agreement; and 2% of all gross sales from such equipment per contract year in excess of $6,000,000 during the term of this Agreement.

In the event the Maximum Royalty payable to KI, Inc. under this subparagraph B for any particular contract year shall exceed the Minimum Royalty Guarantee payable to KI, Inc. for such year, the Maximum Royalty payable to KI, Inc. under this Subparagraph B for such year shall be reduced by the amount of Minimum Royalty Guarantee payable to KI, Inc. for such year.

      C. In consideration of the services provided by Moretz in connection with this Agreement, KI, Inc. shall pay to Moretz an amount equal to 10% of the royalty paid to KI, Inc. pursuant to this Section II.

III. Photo Session Fee.

            As additional compensation for the services of KI in connection with paragraph 5 of this Agreement, Dynamic shall pay KI, Inc. a fee of $15,000 per day for each day (or partial day) of the photo session referred to in such paragraph. It is understood by the parties that such fee shall include all expenses required to provide Dynamic with positive film (excluding travel expenses of KI and her entourage, as set forth in this Agreement), and that such fee contemplates a typical location for such photo session. If a more elaborate set-up for such photo session is required, and such set-up is mutually agreed to by the parties, then the above fee shall be increased to such amount as the parties shall agree. The above photo fee shall not include retouching images.